EXHIBIT 10.3

                          RAYMOND JAMES FINANCIAL, INC.

                         DEFERRED MANAGEMENT BONUS PLAN

      This document, consisting of the 22 sections set forth below, constitutes the Raymond James Financial, Inc. Deferred Management Bonus Plan (the "Plan"). The Plan shall be effective as of October 1, 1989.

      1. PURPOSE. The purpose of the Plan is to enhance the ability of Raymond James Financial, Inc. and its subsidiaries (the "Company") to attract and retain key management employees.

      2. DEFINITIONS. As used herein, the following definitions shall apply:

      (a) "COMMITTEE" shall mean the Deferred Management Bonus Plan Committee consisting of such members as the Board of Directors may deem appropriate.

      (b) "GROSS COMPENSATION" shall mean the total salary, commissions, bonuses and other amounts paid to an employee during the Plan Year (including amounts contributed to the Raymond James Financial, Inc. STAR Plan and Cafeteria Plan).

      (c) "EXCESS COMPENSATION" shall mean the amount of Gross Compensation that exceeds the minimum level as set annually by the Committee, and does not exceed the maximum level as set annually by the Committee.

      (d) "MANAGEMENT EMPLOYEE" ("ME") shall mean any employee who satisfies the criteria established by the Committee. This

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          definition shall exclude any full time retail account executive who is eligible, subject to achieving specified gross commission levels, to participate in the Raymond James & Associates, Inc. Deferred Sales Bonus Compensation Plan, or any other employee who is eligible to participate in a comparable deferred compensation plan.

      (e) "PLAN YEAR" shall mean the fiscal year of the Company.

      (f) "ENTRY DATE" shall mean April 1 or October 1.

      (g) "YEAR OF SERVICE" shall mean a consecutive 12-month period of service during which time the employee completes at least 1,000 hours of service.

      (h) "BREAK IN SERVICE" shall mean a Plan Year in which an employee has 500 or fewer hours of service.

      (i) "DISABILITY" shall mean a medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of twelve months or longer and which renders him unable to engage in any substantial gainful employment. Disability must be certified by a physician acceptable to the Plan Administrator.

      3. ELIGIBILITY. All MEs, as defined herein, are eligible to participate in the Plan commencing on the first Entry Date following their completion of one continuous year of service. In the case of a break in service an ME will become immediately eligible to re-enter the Plan at the next entry date if the break in service was for a shorter time than their employment prior to the break in service. However, if

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the break in service exceeds five (5) Plan Years, the ME will be deemed to be a new employee for purposes of eligibility.

      4. PLAN CONTRIBUTIONS. Plan contributions shall be made annually at the discretion of the Company's Board of Directors. Contributions shall be allocated to each eligible ME based on relative excess compensation for such Plan Year. If an ME is first eligible to enter the plan on April 1, his Gross Compensation used to determine his eligibility for a contribution and his allocated contribution that Plan Year shall be based on his gross compensation from April 1 through the end of the Plan Year.

      5. VESTING PERIOD. The contribution amount computed for each Plan Year shall vest at the rate of twelve and one half percent (12.5%) per year over the subsequent eight year period subject to the exceptions provided in sections 7, 10 and 11 below. Unless otherwise provided, a contribution amount shall be considered fully vested at the end of the eighth Plan Year following the year in which such bonus amount was earned. A participant shall not receive vesting credit for a given Plan Year unless such participant is employed by the Company on the last day of the Plan Year.

      6. INTEREST CREDIT. Any contribution amount allocated to an ME shall be recorded by the Company in a Deferred Management Bonus Plan Account maintained in the name of the ME. As of the last day of each Plan Year, all contribution amounts which were allocated to an ME's account as of the first day of the Plan Year then ended shall be

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credited with an amount equal to one year's interest based on the average annual rate of the Raymond James & Associates, Inc. Credit Interest Program. Such interest credits shall be computed and compounded annually. Interest earned on a year's contribution shall be vested to the same extent as that year's contribution.

      7. RIGHT OF OFFSET. Notwithstanding any other provision in the Plan to the contrary, any distribution payable hereunder shall be used, at the discretion of the Committee, to offset any debt owed by the ME to the Company at the date such distribution would otherwise be made. In the event that the Company is aware of any outstanding or pending potential liabilities to the Company arising from actions of the ME, the Committee may withhold distribution hereunder until such time as said liabilities are satisfied or extinguished or the Company has determined that a potential liability no longer exists.

      8. DEATH, DISABILITY, AGE 65. At the end of the Plan Year during which occurs death, disability or the attainment of age 65 by the ME, all contribution amounts and interest accrued thereon shall be fully vested. Distributions shall commence as soon as practicable following the end of the Plan Year in which occurs death or disability. Distributions shall commence as soon as practicable after the end of the Plan Year following the Plan Year in which occurs retirement on or after the attainment of age 65, unless payment is forfeited in accordance with section 11 below. Said distribution shall include interest earned through the end of the Plan Year preceding distribution.

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      9. EARLY RETIREMENT. An ME shall be deemed to have retired for purposes of determining vesting in the Plan if at the time of his departure from the firm he is either a) at least 55 years old and the sum of his age at retirement plus his years of service with the Company equals at least 75 or b) at least 60 years old and has a minimum of 5 years of service with the Company. If an employee meets these qualifications for early retirement then he shall be fully vested in his account balance. Distribution will be made in three equal annual installments commencing as soon as practicable after the end of the Plan Year FOLLOWING the Plan Year during which the retirement of the ME occurs, subject to forfeiture in accordance with section 11 below. Said distribution shall include interest earned through the end of the Plan Year preceding distribution.

      An employee eligible for early retirement treatment shall have the right to elect to be treated as a regular termination, in which case his vesting and distribution will be in accordance with sections 5 and 10, respectively.

      10. TERMINATION. Upon termination prior to reaching age 65, and if not eligible for early retirement, all vested amounts as of the end of the Plan Year preceding the Plan Year during which termination occurs shall be distributed as soon as practicable after the end of the Plan Year FOLLOWING the Plan Year during which termination occurs unless payment is forfeited in accordance with section 11 below. Said distribution shall include interest earned through the end of the Plan Year preceding distribution. Any non-vested amounts as of the end of the Plan Year preceding the Plan Year during which termination occurs

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shall be forfeited as of the date of termination. Forfeited amounts shall revert back to the Company and will not be allocated to other MEs.

      11. NON-COMPETE REQUIREMENT. If a terminated or retired ME engages in competition with the Company prior to the date of distribution the balance in the ME's account, both vested and nonvested (including interest earned thereon), shall be forfeited in its entirety.

      (a) For purposes of this section, an ME shall be deemed to have "engaged in competition" with the Company if he/she:

                (i) owns, manages, operates, controls, is employed by, acts as an agent for, participates in or is connected in any manner with the ownership, management, operation or control of any business which is engaged in businesses which are or may be competitive to the business of the Company; provided further that this restrictive covenant shall encompass the State of Florida and any other states where the Company is engaged in business, and every city, county, and other political subdivision of such states; or

                (ii) solicits or calls, either by himself or at his direction has any other person or firm solicit or call, any of the customers of the Company on whom the ME called, with whom the ME became acquainted, or of whom the ME learned of during his employment with the Company.

                (iii) discloses a list of the Company's customers or any part thereof to any person, firm, corporation,

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          association, or other entity for any reason or purpose whatsoever; or

                (iv) discloses to any persons, firm, corporation, association, or other entity any information regarding the Company's general business practices or procedures, methods of sale, list of products, personnel information and any other valuable, special information unique to the Company's business;

      (b) It is the intention of the Company that this section be given the broadest protection allowed by law with regard to the restrictions herein contained. Each restriction set forth in this section shall be construed as a condition separate and apart from any other restriction or condition. To the extent that any restriction contained in this section is determined by any court of competent jurisdiction to be unenforceable by reason of it being extended for too great a period of time, or as encompassing too large a geographic area, or over too great a range of activity, or any combination of these elements, then such restriction shall be interpreted to extend only over the maximum period of time, geographic area, and range of activities which said court deems reasonable and enforceable.

      (c) In the event any ME who terminates employment is concerned as to the potential application of this section, he may request a ruling from the Committee as to its application, which determination shall be a binding upon all parties.

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      (d) If the Committee in its discretion determines that an activity otherwise described herein would not be injurious to the Company, it may waive the application of this section to such activity, which waiver shall be binding upon the ME and the Company. The Company shall exercise such discretion in a uniform, nondiscriminatory manner.

      12. NATURE OF ACCOUNT AND COMPANY'S OBLIGATION. The Plan at all times shall be entirely unfunded. The Deferred Management Bonus Plan Account is merely a record for measuring and determining the amount of deferred compensation benefits to be paid by the Company to, or with respect to, the ME under this Plan, and such Account shall be established solely for such bookkeeping purposes. The Company shall not be required to segregate any funds or other assets to be used for payment of benefits under this Plan. The Deferred Management Bonus Plan Account shall not be, or be considered as evidence of the creation of, a trust fund, an escrow or any other segregation of assets or funding arrangement for the benefit of the ME or any beneficiary of the ME and thus there is no guarantee of benefit payments to the ME.

      The obligation of the Company to make the payments described in the Plan is an unsecured contractual obligation only, and neither the ME nor any beneficiary of the ME shall have any beneficial or preferred interest by way of trust, escrow, lien or otherwise in and to any specific assets or funds. The ME and each beneficiary of the ME shall look solely to the general assets of the Company for satisfaction of

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any obligations due or to become due under this Plan.

      If the Company should, in its sole discretion, earmark or set aside any funds or other assets in preparation for the payment of benefits hereunder, the same shall, nevertheless, remain and be regarded as part of the general assets of the Company subject to the claims of its general creditors (and shall not be considered to be held in a fiduciary capacity for the benefit of the ME or any beneficiary hereunder), and neither the ME nor any beneficiary of the ME shall have any legal, beneficial, security or other property interest therein.

      13. REPORTS. As soon after the close of each Plan Year as is administratively feasible, the Committee shall provide a report to the ME (or, in the event of the ME's death, to the ME's beneficiary) showing the status of the ME's Deferred Management Bonus Plan Account as of the end of the Plan Year.

      14. BENEFICIARY. The ME may designate, upon forms to be furnished by and filed with the Committee, one or more primary beneficiaries or contingent beneficiaries under the Plan to receive all or a specified part of any deferred compensation benefits which, at the time of the ME's death, remain unpaid under this Plan. An ME may change or revoke any such designation from time to time. No such designation, change or revocation shall be effective unless executed by the ME and accepted by the Committee during the ME's lifetime. Each such designation, change or revocation shall be applicable to all balances in the ME's Deferred Management Bonus Plan Account, including

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all such amounts subsequently credited, and any such beneficiary designation under the Plan presently on file with the Committee shall be effective under this Plan until changed or revoked in the manner specified herein. No such change or revocation shall require the consent of any beneficiary theretofore designated by the ME. If an ME fails to designate a beneficiary, or subsequent facts render a designation invalid or inoperative, then the benefits shall be payable to a personal representative of the ME's estate. Unless the ME has otherwise specified in the beneficiary designation, the beneficiary or beneficiaries designated by the ME shall become fixed as of the ME's death so that, if a beneficiary survives the ME but dies before the receipt of all payments due such beneficiary, such remaining payments shall be payable to the representative of such beneficiary's estate.

      15. BENEFITS NOT TRANSFERABLE. Neither the ME nor any beneficiary hereunder shall have any transferable interest in the payments due hereunder nor any right to anticipate, alienate, dispose of, pledge or encumber the same prior to actual receipt thereof, nor shall the same be subject to attachment, garnishment, execution following judgment or other legal process instituted by creditors of the ME or any such beneficiary; provided, however, that the balance of the ME's Deferred Management Bonus Plan Account and any payments due hereunder shall at all times be subject to set-off for debts owed by the ME to the Company as set forth in paragraph 7 of this document.

      16. WITHHOLDING TAXES. The Company shall withhold from any payment to be made under this Plan (and transmit to the proper taxing

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authority) such amount as it may be required to withhold under any federal, state or other law.

      17. EFFECT ON EMPLOYMENT RIGHTS AND OTHER BENEFIT PROGRAMS. The provisions of the Plan shall not give the ME any right to be retained in the employment of the Company. This Plan shall not replace any contract of the ME but shall be considered a supplement thereto. This Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which the ME may be or become eligible to participate by reason of employment with the Company, and the timing of receipt of benefits hereunder shall have such effect on contributions to and benefits under such other plans or programs as the provisions of each such plan or program may specify.

      18. ADMINISTRATION. The Committee, which will initially be comprised of Thomas A. James, Jeffrey P. Julien and Mary Jean Kissner, shall have full power to interpret, construe and administer this Plan, including authority to determine any dispute or claim with respect thereto. The determination of the Committee in any matter within the powers and discretions granted to it under this Plan, made in good faith, shall be binding and conclusive upon the Company, the ME and all other persons having any right or benefit hereunder. If the ME should be a member of the Committee at any time, the ME shall have no authority as such member with respect to any matter specifically affecting the ME's interest hereunder (such as determination of the amount, form or time of benefit payments to the ME), all such authority being reserved to the other Committee members, to the

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exclusion of the ME, and the ME shall act only in his or her individual capacity in connection with any such matter.

      19. CONTROLLING LAW. This Plan shall be construed and the legal relations between the parties determined in accordance with the laws of the State of Florida.

      20. NO GUARANTEE OF BENEFITS. Nothing contained in the Plan shall constitute a guarantee by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.

      21. AMENDMENT OR TERMINATION. The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of such resolution.

      22. EFFECT OF AMENDMENT OR TERMINATION. No amendment or termination of the Plan shall directly or indirectly deprive any ME (or his designated beneficiary) of all or any portion of a benefit payment which has commenced prior to the effective date of such amendment or termination or which would be payable if the ME terminated employment for any reason on such effective date.

                                   /s/ THOMAS A. JAMES
                                       -------------------------
                                       Thomas A. James, Chairman

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
                                                                       Exhibit A
                                                                         REVISED

                   19X1   19X2    19X3    19X4    19X5    19X6    19X7    19X8    19X9    19X0    19Y1
                   ----   ----    ----    ----    ----    ----   -----   -----   -----   -----   -----
Contribution       2500   3000    2700    3200    3300    3250    2750    2900    3100    3000    3050
Vested balance        0    338    1134    2420    4337    6991   10480   14854   20252   26212   32652
Interest rate         8%     8%      8%      8%      8%      8%      8%      8%      8%      8%      8%


CONTRIBUTION YEAR                                      BALANCE
-----------------  -----------------------------------------------------------------------------------
       19X1        2500   2700    2916    3149    3401    3673    3967    4285    2627    4998    5397
       19X2               3000    3240    3499    3779    4081    4408    4761    5141    5553    5997
       19X3                       2700    2916    3149    3401    3673    3967    4285    4627    4998
       19X4                               3200    3456    3732    4031    4354    4702    5078    5484
       19X5                                       3300    3564    3849    4157    4490    4849    5237
       19X6                                               3250    3510    3791    4094    4422    4775
       19X7                                                       2750    2970    3208    3464    3741
       19X8                                                               2900    3132    3383    3653
       19X9                                                                       3100    3348    3616
       19X0                                                                               3000    3240
       19Y1                                                                                       3050
                   -----------------------------------------------------------------------------------
                   2500   5700    8856   12764   17086   21702   26189   31184   36778   42721   49188

Example 1

      If an ME left the Company during 19X6 he would receive his distribution following the close of 19X7. The distribution would be calculated as follows:

        BALANCE      INTEREST      INTEREST                VESTED       VESTED
         l9X5          19X6          19X7       BALANCE       %        BALANCE
        -------      --------      -------      -------    ------      -------
19Xl     3401          272           294         3967      50.0%        1983
19X2     3779          302           327         4408      37.5%        1653
19X3     3149          252           272         3673      25.0%         918
19X4     3456          276           299         4031      12.5%         504
19X5     3300          264           285         3849       0.0%           0
                                                                       -------
                                                                         5059

Example 2

      If an ME retired, after age 65 during 19X6 he would receive his distribution following the close of 19X7. The distribution would be calculated as follows:

             INTEREST      INTEREST                VESTED       VESTED
               19X6          19X7       BALANCE       %        BALANCE
             --------      -------      -------    ------      -------
   19Xl        3673          294         3967       100%        3967
   19X2        4081          326         4407       100%        4407
   19X3        3401          272         3673       100%        3673
   19X4        3732          299         4031       100%        4031
   19X5        3564          285         3849       100%        3894
   19X6        3250          260         3510       100%        3510
                                                               -------
                                                               23437

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